AMENDMENT TO THE PURCHASE CONTRACT AGREEMENT

THIS AMENDMENT AGREEMENT (this "Agreement") made on this [31] day of MAY 2023 (the "Effective Date") is entered into between:

JINHE CAPITAL LIMITED
a corporation incorporated under the laws of [BVI]
(the "Vendor")

- and -

MERCURITY FINTECH HOLDING INC.
a corporation incorporated under the laws of the Cayman Islands
(the "Purchaser")

THIS AMENDMENT (the "Amendment") is made effective as of May 31, 2023, (the "Effective Date"), by and between Mercurity Fintech Holding Inc., a corporation organized and existing under the laws of the Cayman Islands (the "Buyer"), and Jinhe Capital Limited, a corporation duly organized ("Seller"). The Buyer and Seller may each be referred to in this Amendment as a "Party" and collectively as the "Parties".

RECITALS:

WHEREAS, the Parties entered into a Purchase Agreement dated January 10, 2023 (the "Original Agreement")(Schedule I"), pursuant to which the Buyer agreed to purchase **5,000** units of Antminer S19 PRO mining machines (the "Machines") from the Seller for a total consideration of **$9,000,000** USD (NINE MILLION);

WHEREAS, subsequent to the execution of the Original Agreement, the Parties have engaged in good faith negotiations and have mutually agreed to alter the terms of the Original Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree to amend the Original Agreement as follows:

AMENDMENT OF PURCHASE TERMS

The Parties hereby confirm that Clause of the Original Agreement is amended and restated as follows: The Buyer will now purchase no more than **2,000** units of Antminer S19 PRO mining machines at a unit price of $1,800, resulting in a revised total purchase price no more than **$3,600,000** (THREE MILLION SIX HUNDRED THOUSAND) USD.

Except as expressly modified by this Amendment, all other terms and conditions of the Original Agreement shall remain unaltered and in full force and effect. Upon the effectiveness of this Amendment, all references to the "Agreement" in the Original Agreement or in any other

document (including, without limitation, any collateral document) shall mean the Original Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Effective Date first mentioned above.

Mercurity Fintech Holding Inc.
(Buyer)

By: /s/ Mercurity Fintech Holding Inc
Name:SHI QIU
Title:CEO

Jinhe Capital Limited
(Seller)

By: /s/ Jinhe Capital Limited
Name:LI ZHI YONG
Title:CEO

SCHEDULE I

Mining Machine Sale Contract